COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
132 Turnpike Road, Suite 210
Southborough, MA 01772

ENDORSEMENT - EXTENDED CARE WAIVER ON APPLICATION OF WITHDRAWAL CHARGES

As used in this Endorsement, "CONTRACT" means the contract or certificate to which this Endorsement is attached This Endorsement forms a part of the contract to which it is attached from the Issue Date of the contract or, if later, the date this Endorsement is added to the contract.

The following provision is added to the contract:

We will waive those portions of the withdrawal charges otherwise applicable to that part of a full or partial withdrawal defined below as necessary to assure that the amount paid will not be less than the Contract Value withdrawn if:

1. You are continuously confined to a Hospital and/or Skilled Health Care Facility for at least 90 consecutive days prior to the date of Your request for withdrawal;

2. We receive notice of a qualifying confinement with request for a withdrawal during Your confinement or within 45 days after the date You are discharged from such facility;

3.   We receive Satisfactory Proof of such confinement;

4.   Your confinement begins:

          a. prior to Your 75th birthday; and

          b. on or after the second Contract Anniversary, or two years from the date this Endorsement was added to Your contract if later; and

5.   Such confinement was not due to:

          a. substance abuse; or

          b. mental or personality disorder without a demonstrable organic disease. A degenerative brain disease such as Alzheimer's Disease is considered an organic disease.

The part of a full or partial withdrawal to which this waiver applies is all Contract Value attributable to Purchase Payments made prior to the date Your confinement started.

Hospital means a place that is licensed by the state as a hospital and is operating within the scope of its license. If Your state does not license hospitals, then Hospital means a place that is operated as a hospital pursuant to law.

Skilled Health Care Facility means a place which:

     a. is licensed by the state, or certified if Your state certifies such facilities, or operated pursuant to law if Your state neither licenses nor certifies such facilities;

     b. provides skilled nursing care under the supervision of a physician;

     c. has twenty-four hour a day nursing services by or under the supervision of a licensed practical nurse (LPN) or a registered nurse (RN); and

     d. keeps a medical record in accordance with accepted professional standards and practices for each patient.

Satisfactory Proof means reasonable information or evidence as to the existence of a fact or condition. The proof may be a statement from Your attending physician or any other proof satisfactory to Us.

Except as modified herein, all terms and conditions of the contract remain unchanged.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary.



-------------------------------------   ----------------------------------------
Secretary                               President